UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2010
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On June 24, 2010, we entered into a second amendment to our Sale and Purchase Agreement dated May 29, 2009 with Novy Investments Limited, an affiliate of TNK-BP International Limited (“TNK-BP”), regarding our purchase of TNK-BP’s Oilfield Services Division.
The amendment modifies the provisions relating to the value guarantee mechanism to allow the parties additional time to settle the amount of consideration received by TNK-BP under the agreement. The settlement date has been extended from June 29, 2010, to the earlier of (a) December 1, 2010, and (b) 30 days after the third business day following our public announcement of our quarterly earnings for the third quarter 2010.
Certain other amendments have been made to facilitate this extension, including (1) ending TNK-BP’s requirement to provide a sale notice to us for any sales of Weatherford shares made between May 21, 2010, and the earlier of November 1, 2010 and the third business day following the date of our public announcement of our quarterly earnings for the third quarter 2010 (the “Window Opening Date”), (2) granting us an option, during the period of May 21, 2010 to June 29, 2010, to repurchase Weatherford shares issued to TNK-BP, at an option price of $18.70 per share, (3) ending our obligation to make guarantee payments to TNK-BP for Weatherford shares it sells between May 21, 2010, and the Window Opening Date or that are repurchased by us before June 29, 2010, (4) ending our option to pay the guarantee payments in stock, with a requirement that such payments be made in cash, (5) increasing the base dollar amount used to calculate potential guarantee payments from $18.50 to $19.50 and (6) clarifying potential Swiss withholding tax consequences if we repurchase of any Weatherford shares from TNK-BP. Technical conforming amendments were also made to the related registration rights agreement with TNK-BP.
A copy of the amendment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Document
99.1	Second Amendment dated June 24, 2010 to Sale and Purchase Agreement between Weatherford International Ltd. and Novy Investments Limited dated May 29, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Joseph C. Henry

Name:	Joseph C. Henry
Title:	Vice President
June 28, 2010